Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated February 27, 2019, with respect to the consolidated financial statements of Live Oak Bancshares, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 and the effectiveness of internal control over financial reporting, which reports are included in the Company’s December 31, 2018 Annual Report on Form 10-K, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina

December 20, 2019